UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 16, 2025 (June 15, 2025)

Cantaloupe, Inc.

(Exact name of Registrant as Specified in its Charter)

Pennsylvania	001-33365	23-2679963
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Lindenwood Drive, Suite 405 Malvern Pennsylvania	19355
(Address of principal executive offices)	(Zip code)

(610) 989-0340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	CTLP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On June 15, 2025, Cantaloupe, Inc., a Pennsylvania corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 365 Retail Markets, LLC, a Delaware limited liability company (“Parent”), Catalyst Holdco I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdco”), Catalyst Holdco II, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Holdco II”), and Catalyst MergerSub Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco II (“Merger Subsidiary”).

Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned, indirect subsidiary of Parent. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, without par value, of the Company (“Common Stock”) outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by the Company or any subsidiary of the Company as treasury stock (including all shares of Series A Convertible Preferred Stock, without par value, of the Company (“Preferred Stock”) redeemed by the Company in accordance with the terms of the Merger Agreement) or owned by Parent, Holdco, Holdco II, Merger Subsidiary or any other subsidiary of Parent (which will be automatically canceled at the Effective Time for no consideration), and (ii) shares of Common Stock, if any, contributed to Parent, Holdco, Holdco II or Merger Subsidiary by certain shareholders of the Company prior to the Effective Time (“Rollover Shares”), which will be subject to the treatment specified under the rollover agreement (if any) applicable to such Rollover Shares immediately prior to the Effective Time, and will be automatically canceled at the Effective Time for no consideration) will be canceled and converted into the right to receive $11.20 in cash, without interest (such amount per share, the “Merger Consideration”).

The Merger Agreement also provides that at or immediately prior to the Effective Time, (i) each Company RSU (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time will become fully vested and free of restrictions and will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration, (ii) each Company PSU (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time which remains subject to vesting based on achieving certain performance metrics will become vested with respect to that number of shares of Common Stock based on deemed achievement of the performance metrics at target performance, and will be canceled and converted into the right to receive, with respect to each such vested share of Company Stock underlying such Company PSU, an amount in cash equal to the Merger Consideration, (iii) each Company Restricted Stock Award (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time will become fully vested and free of restrictions and will be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration, and (iv) each outstanding In-the-Money Option (as defined in the Merger Agreement) will become fully vested and free of restrictions and be canceled in exchange for cash in an amount equal to (A) the total number of shares of Common Stock for which such In-the-Money Option is exercisable, multiplied by (B) the excess of the Merger Consideration over the per share exercise price of such In-the-Money Option, and each outstanding Out-of-the-Money Option (as defined in the Merger Agreement) will be canceled without consideration.

The Board of Directors of the Company (the “Board of Directors”) has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and has recommended that the shareholders of the Company approve and adopt the Merger Agreement. The shareholders of the Company will be asked to vote on the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, at a special shareholder meeting that will be held on a date to be announced as promptly as reasonably practicable following the customary review process of the Company’s proxy statement by the Securities and Exchange Commission (the “SEC”).

If the Merger is consummated, the Common Stock will be delisted from The NASDAQ Stock Market LLC and deregistered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each of the Company, Parent, Holdco, Holdco II and Merger Subsidiary has made customary representations and warranties and covenants in the Merger Agreement, including, among others, covenants (i) to take all actions necessary to effect the Merger, including using reasonable best efforts to take such actions necessary to obtain required regulatory approvals, subject to certain limitations set forth in the Merger Agreement, and (ii) in the case of the Company, use its reasonable best efforts to obtain approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by its shareholders. The Merger Agreement also requires the Company to (x) send, on the date that is five business days prior to the closing of the Merger (or such other date as the Company and Parent may agree), in accordance with the Company’s amended and restated certificate of incorporation, written notice, reasonably acceptable to Parent, of the Company’s redemption of all issued and outstanding shares of Preferred Stock to each record holder of such shares of Preferred Stock and (y) redeem, immediately prior to the Effective Time, all shares of Preferred Stock that are issued and outstanding as of the closing of the Merger. Following such redemption, the shares of Preferred Stock will be canceled for no consideration at the Effective Time. In addition, the Company has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course and to refrain from taking certain specific actions during the interim period between the execution of the Merger Agreement and the Effective Time.

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions set forth in the Merger Agreement, including, among others, (i) the approval and adoption of the Merger Agreement by the Company’s shareholders, (ii) the expiration or termination of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of all consents under certain specified regulatory laws and the absence of any voluntary agreement in effect between Parent and any governmental authority related to any antitrust law pursuant to which Parent has agreed to not consummate the Merger for any period of time, (iii) the absence of any order or preliminary or permanent injunction issued by a court of competent jurisdiction in effect enjoining or otherwise prohibiting the Merger, (iv) the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) or any effect that would reasonably be expected to result in a “Material Adverse Effect” and (v) the other party’s representations and warranties being true and correct as of certain specified periods (subject to certain customary materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. The Merger is not conditioned on Parent or any other party obtaining debt financing.

The Merger Agreement provides that the Company must comply with customary non-solicitation restrictions, including, among others, certain restrictions on its ability to (i) solicit alternative Acquisition Proposals (as defined in the Merger Agreement) from third parties, (ii) provide non-public information to third parties and (iii) engage in negotiations with third parties regarding alternative Acquisition Proposals. Subject to certain customary “fiduciary out” exceptions, the Board of Directors is required to recommend that the Company’s shareholders approve and adopt the Merger Agreement and to call a meeting of the Company’s shareholders to vote on a proposal to approve and adopt the Merger Agreement.

Either the Company or Parent may terminate the Merger Agreement prior to the Effective Time in certain circumstances, including, among others, (i) by mutual agreement, (ii) by either party if the Merger is not completed on or before June 15, 2026 (such date, including any extension of such date pursuant to the Merger Agreement and any such later date as may be mutually agreed in writing by Parent and the Company, the “End Date”), which is subject to extension until September 15, 2026 in certain circumstances if required regulatory approvals have not been obtained or in the event of a restraint enjoining or prohibiting the Merger and relating to required regulatory approvals is in effect, (iii) by either party if a restraint is in effect permanently prohibiting the Merger, (iv) by either party if after conclusion of the Company’s shareholder meeting (including any adjournment or postponement thereof) a final vote is taken and the Company’s shareholders fail to approve and adopt the Merger Agreement upon a vote taken thereon and (v) by either party if the other party breaches its representations, warranties or covenants in the Merger Agreement or otherwise breaches its obligations under the Merger Agreement such that the applicable condition to the consummation of the Merger is not satisfied, subject in certain cases, to the right of the breaching party to cure the breach by the End Date. In addition, subject to the conditions of the Merger Agreement, prior to obtaining approval of the Company’s shareholders to approve and adopt the Merger Agreement, (x) the Company may terminate the Merger Agreement in order to enter into a definitive agreement with a third party to effect the transaction contemplated by a Superior Proposal (as defined in the Merger Agreement) and (y) Parent may terminate the Merger Agreement in the event of an Adverse Recommendation Change (as defined in the Merger Agreement) or if a Triggering Event (as defined in the Merger Agreement) has occurred. In addition, the Merger Agreement provides that the Company must pay Parent a $31.5 million termination fee if Parent terminates the Merger Agreement in the event of an Adverse Recommendation Change or a Triggering Event, or if the Company terminates the Merger Agreement to enter into a definitive agreement with a third party to effect a transaction contemplated by a Superior Proposal, as set forth in, and subject to the conditions of, the Merger Agreement. The Company must also pay Parent a $31.5 million termination fee if the Merger Agreement is terminated in certain specified circumstances where an alternative Acquisition Proposal to the Merger has been made prior to the time of valid termination of the Merger Agreement and, within twelve months following such termination, the Company enters into a definitive agreement in respect of an alternative transaction that is later consummated or an alternative transaction is consummated.

The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been attached to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms and is not intended to provide any factual information about the Company, Parent, Holdco, Holdco II or Merger Subsidiary. The representations, warranties and covenants in the Merger Agreement were made only for the purpose of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement as of specific dates. Such representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, may or may not be accurate as of any specific date, and may be subject to important limitations and qualifications (including exceptions thereto set forth in the disclosure letter agreed to by the contracting parties) and may therefore not be complete. The representations, warranties and covenants in the Merger Agreement may also be subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreements

As an inducement to Parent to enter into the Merger Agreement, Hudson Executive Capital LP and members of the Board of Directors of the Company who collectively own approximately 14% of the Company’s Common Stock (collectively, the “Supporting Shareholders”), entered into voting and support agreements with Parent (collectively, the “Voting Agreements”). Pursuant to the Voting Agreements, the Supporting Shareholders agreed to, among other matters, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. Each of the Voting Agreements will terminate upon the earliest of, among other occurrences: (i) the Effective Time; (ii) the date on which the Merger Agreement is validly terminated; and (iii) the date of any modification, waiver or amendment to any provision of the Merger Agreement effected without Supporting Shareholder’s consent that (A) decreases the amount or changes the form of Merger Consideration, (B) extends the End Date or (C) imposes any additional conditions on consummation of the Merger. In addition, the Voting Agreements also contain certain restrictions on transfer of Subject Securities (as defined in the Voting Agreements) held by the Supporting Shareholders.

The foregoing description of the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Voting Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 5.02. Departure for Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transaction Bonus

On June 13, 2025, in connection with the signing of the Merger Agreement, the compensation committee of the Board of Directors approved the grant of the following transaction bonuses (the “Transaction Bonuses”) to the named executive officers of the Company: (i) Scott Stewart, $200,000; and (ii) Anna Novoseletsky, $100,000. The Transaction Bonuses are payable in cash following the execution of the Merger Agreement.

Item 8.01. Other Events.

On June 16, 2025, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 15, 2025, by and among Cantaloupe, Inc., 365 Retail Markets, LLC, Catalyst Holdco I, Inc., Catalyst Holdco II, Inc. and Catalyst MergerSub Inc.
10.1	Form of Voting Agreement.
99.1	Joint Press Release of Cantaloupe, Inc. and 365 Retail Markets, LLC, dated June 16, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements”, as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, regarding Cantaloupe, Inc. (“Cantaloupe”) and 365 Retail Markets, LLC (“365”) and the potential transaction between Cantaloupe and 365, including, but not limited to, statements about the strategic rationale and benefits of the proposed transaction between Cantaloupe and 365, including future financial and operating results, Cantaloupe’s or 365’s plans, objectives, expectations and intentions and the expected timing of completion of the proposed transaction. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “explore”, “evaluate”, “forecast”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “project”, “seek”, “should”, “targeted”, “will” or “would”, or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Cantaloupe’s or 365’s control. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: Cantaloupe’s and 365’s ability to complete the potential transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory approvals and the approval of Cantaloupe’s shareholders and the satisfaction of other closing conditions to consummate the proposed transaction; the possibility that competing offers or acquisition proposals for Cantaloupe will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement relating to the proposed transaction, including in circumstances which would require Cantaloupe to pay a termination fee; failure to realize the expected benefits of the proposed transaction; significant transaction costs and/or unknown or inestimable liabilities; the risk that Cantaloupe’s business will not be integrated successfully, including with respect to implementing systems to prevent a material security breach of any internal systems or to successfully manage credit and fraud risks in business units, or that such integration may be more difficult, time-consuming or costly than expected; 365’s ability to obtain the expected financing to consummate the proposed transaction, and the continued availability of capital and financing for 365 following the proposed transaction; risks related to future opportunities and plans for the combined company, including the uncertainty of expected future regulatory filings, financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers, including as it relates to Cantaloupe’s ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients; the ability of Cantaloupe to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; the business, economic and political conditions in the markets in which Cantaloupe operates; the impact of new or changes in current laws, regulations, credit card association rules or other industry standards, including privacy and cybersecurity laws and regulations; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the potential transaction on the market price of Cantaloupe’s securities; the risk of potential shareholder litigation associated with the potential transaction, including resulting expense or delay; regulatory initiatives and changes in tax laws; the impact of pandemics or other events on the operations and financial results of Cantaloupe or the combined company; general economic conditions; and other risks and uncertainties affecting Cantaloupe and 365, including those described from time to time under the caption “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in Cantaloupe’s Securities and Exchange Commission (“SEC”) filings and reports, including Cantaloupe’s Annual Report on Form 10-K for the year ended June 30, 2024, Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, Quarterly Report on Form 10-Q for the quarter ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as in subsequent Current Reports on Form 8-K and other filings and reports by Cantaloupe. Moreover, other risks and uncertainties of which Cantaloupe or 365 are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Cantaloupe and 365 caution investors that such forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such forward-looking statements. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by Cantaloupe or 365 on their respective websites or otherwise. Neither Cantaloupe nor 365 undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

This communication is being made in connection with the proposed transaction between Cantaloupe and 365. In connection with the proposed transaction, Cantaloupe intends to file a proxy statement with the SEC in preliminary and definitive form. Cantaloupe may also file other relevant documents with the SEC regarding the proposed transaction. The information in the preliminary proxy statement will not be complete and may be changed. The definitive proxy statement (when available) will be mailed to shareholders of Cantaloupe. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC or sent to Cantaloupe’s shareholders in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF CANTALOUPE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT CANTALOUPE, 365 AND THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the preliminary proxy statement and the definitive proxy statement (in each case, if and when available) and other documents containing important information about Cantaloupe and the proposed transaction once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Cantaloupe are available free of charge on Cantaloupe’s website at cantaloupeinc.gcs-web.com.

Participants in the Solicitation

Cantaloupe and its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from Cantaloupe’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Cantaloupe and their ownership of Cantaloupe’s securities is set forth in the definitive proxy statement for Cantaloupe’s 2025 Annual Meeting of Shareholders (https://www.sec.gov/Archives/edgar/data/896429/000162828024042315/ctlp-20241004.htm), which was filed with the SEC on October 4, 2024 (the “Annual Meeting Proxy Statement”), including under the sections entitled “Director Compensation Program”, “Fiscal Year 2024 Director Compensation”, “Fiscal Year 2024 Executive Compensation”, “Executive Officer Employment Arrangements”, “Summary Compensation Table”, “Grant of Plan-Based Awards”, “Outstanding Equity Awards at Fiscal Year-End”, “Option Exercises and Stock Vested”, “Potential Payments Upon Termination or Change of Control”, “CEO Pay Ratio Disclosure”, “Pay Versus Performance” and “Security Ownership of Certain Beneficial Owners and Management” and Cantaloupe’s Annual Report on Form 10-K for the year ended June 30, 2024 (https://www.sec.gov/Archives/edgar/data/896429/000162828024040037/ctlp-20240630.htm), which was filed with the SEC on September 10, 2024, including under the sections entitled “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. To the extent holdings of Cantaloupe’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of Cantaloupe’s directors and executive officers in the proposed transaction, which may, in some cases, be different than those of Cantaloupe’s shareholders generally, will be included in the proxy statement relating to the transaction if and when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cantaloupe, Inc.

	By:	/s/ Ravi Venkatesan
		Name:	Ravi Venkatesan
Date: June 16, 2025		Title:	Chief Executive Officer